SAKS INCORPORATED
            115 N. Calderwood Street, Alcoa, TN  37701
                          (423) 983-7000


            SAKS INCORPORATED REPORTS RECORD OPERATING
       RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 1998


                              Contact:  Julia Bentley (investors)
                                           (423) 981-6243
                                        Jennifer Mann (media)
                                           (212) 940-4259

The management of Saks Incorporated has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, November 18, 1998, to discuss the third quarter results. To participate, please call (816) 650-0773 (10 minutes prior to the call). There will be a replay of the call at 2:00 p.m. Eastern Time the same day. The dial-in number for the replay is (816) 650-0765.

Birmingham, Alabama (November 17, 1998)--Department store retailer
Saks Incorporated   (NYSE: SKS) (the "Company") (formerly
Proffitt's, Inc.) today announced results for the third quarter and nine months ended October 31, 1998.

The Company merged with Saks Holdings, Inc. ("SHI") on September 17, 1998 and Carson Pirie Scott & Co. ("Carson's") on January 31, 1998. Results discussed herein are consolidated and have been restated to include SHI and Carson's for prior periods due to the pooling-of-interests accounting treatment. Earnings per share numbers below are diluted.

As previously announced, for the third quarter ended October 31, 1998, total Company sales were $1,472.8 million, a 4% increase over sales of $1,417.0 million in the prior year. Total Company sales were flat on a comparable stores basis for the third quarter. For the nine months ended October 31, 1998, total Company sales were $4,169.2 million compared to $3,907.5 million last year, a 7% increase. On a comparable stores basis, year-to-date Company sales increased 3% over last year.

Prior to certain charges outlined below, net income for the third quarter ended October 31, 1998 totaled $53.9 million, or $.37 per share, compared to $37.9 million, or $.27 per share, in the prior year, representing a 42% increase in net income and a 37% increase in earnings per share. For the quarter, weighted average diluted shares outstanding totaled 145.9 million this year compared to
144.0 million last year.

Prior to certain charges outlined below, net income for the nine months ended October 31, 1998 totaled $96.2 million, or $.66 per share, compared to $63.4 million, or $.45 per share, in the prior year, a 52% increase in net income and a 47% increase in earnings per share. For the nine months, weighted average shares outstanding totaled 146.3 million this year compared to 139.7 million last year.

As expected, the Company incurred certain charges for the third quarter and nine months ended October 31, 1998, primarily related to the merger with SHI. These charges, as well as third quarter and year-to-date current and prior year net income and diluted earnings per share performance, are summarized as follows (amounts may not foot due to rounding):

                                         Quarter Ended                             Nine Months Ended
                                 -----------------------------              -----------------------------
                                 10/31/98               11/1/97              10/31/98               11/1/97
                           ------------------      ----------------     -----------------     ------------------
                           After                    After                 After                After
                           Tax $         EPS        Tax $       EPS       Tax$       EPS       Tax $       EPS
                           -----        -----       -----      -----      -----     -----      -----      -----
                         (in mil.)         (in mil.)         (in mil.)         (in mil.)
Net income before
 certain charges            $53.9        $.37      $37.9       $ .27      $96.2      $.66      $63.4       $.45
Certain charges:
   SHI merger trans-
   action costs             (43.9)       (.31)                            (43.9)     (.31)
   SHI restructuring
   & integration costs      (25.3)       (.18)                            (25.3)     (.18)
  Restructuring &
   integration costs
   associated with
   prior mergers &
   acquisitions              (3.8)       (.03)       1.1         .01       (7.4)     (.05)      (0.8)      (.01)
  Balance sheet write-
   offs and accruals        (74.0)       (.52)                            (74.0)     (.52)
  Loss on long-lived
   assets                   (10.4)       (.07)      (0.1)         --      (11.6)     (.08)      (0.1)        --
  Year 2000 expense          (0.6)         --       (0.2)         --       (3.1)     (.02)      (2.8)      (.02)
  Extraordinary loss
   on debt exting-
   uishment                 (21.6)       (.15)      (0.6)         --      (21.9)     (.15)      (5.1)      (.04)
  Charges associated
   with closed stores        (2.0)       (.01)                             (5.9)     (.04)
  ESOP expenses                                     (8.4)       (.06)                           (9.5)      (.07)
  NOL recognition                                    9.3         .06                             9.9        .07
                            ----         ----       ----         ----        ----      ----     ----       ----
Total of certain
 charges                   (181.6)      (1.26)       1.1         .01     (193.2)     (1.35)    (8.4)        (.07)
                            ----         ----       ----         ----        ----      ----     ----        ----
Net income (loss)
 after certain
 charges                  ($127.7)      ($.89)     $39.0        $.27     ($96.9)     ($.68)    $55.0        $.39


SHI merger transaction costs consisted principally of investment banking, legal, and accounting fees; transfer taxes; and other contractual costs. Restructuring and integration charges associated with the SHI merger related principally to severance, the consolidation of certain administrative operations, and the write-off of duplicate assets. Restructuring and integration charges associated with prior mergers and acquisitions primarily related to the conversion of redundant operating systems. Balance sheet write-offs and accruals consisted principally of (i) charges associated with revaluing SHI's inventories consistent with the Company's practices, which include markdowns associated with both aged merchandise and excessive quantities; (ii) additional accruals for SHI legal claims and self-insurance liabilities; and (iii) the termination of certain interest rate hedging agreements. The loss on long-lived assets principally was comprised of the write-off of leasehold improvements associated with the relocation of the Saks Fifth Avenue store in Dallas and costs associated with terminating plans for certain SHI new store projects which do not meet the Company's investment return criteria. The Year 2000 expenses related to systems assessments and modifications necessary for the Company to become Year 2000 compliant. The extraordinary loss on debt extinguishment related to various balance sheet restructuring transactions principally initiated as a result of the SHI merger. Charges associated with closed stores related to the closing of certain SHI stores in 1998.

Of the aforementioned third quarter charges, cash and non-cash charges are detailed as follows (in millions):


                                         Non-cash      Cash      Total
                                          -------     -------    -------
Certain charges:
  SHI merger transaction costs             $2.4       $41.5      $43.9
  SHI restructuring & integration
    costs                                  15.7         9.6       25.3
  Restructuring & integration
    costs associated with prior
    mergers & acquisitions                  --          3.8        3.8
  Balance sheet write-offs and
    accruals                               63.1        10.9       74.0
  Loss on long-lived assets                10.4         --        10.4
  Year 2000 expense                         --          0.6        0.6
  Extraordinary loss on debt
    extinguishment                          4.2        17.4       21.6
  Charges associated with closed
    stores                                  --          2.0        2.0
                                           ----        ----        ----
 Total certain charges                    $95.8       $85.8     $181.6

After recognition of the certain charges outlined above, the Company realized a net loss for the third quarter ended October 31, 1998 of $127.7 million, or $.89 per share, compared to net income of $39.0 million, or $.27 per share, last year. After these charges, the net loss for the nine months ended October 31, 1998 totaled $96.9 million, or $.68 per share, compared to net income of $55.0 million, or $.39 per share, last year.

In the fourth quarter of 1998, the Company expects to incur approximately $11 million in after-tax charges, principally non-cash and primarily related to the extinguishment of SHI's convertible debt and conforming employee benefits of acquired businesses to those of the Company. In 1999, the Company expects to incur approximately $25 million in after-tax charges
(approximately $19 million of cash charges and $6 million of non-cash charges) primarily related to systems conversions for SHI and other acquired companies. In addition, the Company will be reviewing the financial performance of two to seven SHI stores where the Company's established investment return criteria are not being met. The Company could incur charges, primarily non-cash, if any of these units are closed. The Company also expects to incur additional Year 2000 costs of approximately $.5 million after-tax in the fourth quarter of 1998 and approximately $1.5 million after-tax in 1999.

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, "Our record operating results for the third quarter and nine months, prior to certain charges, are a reflection of enhanced merchandise margins, continued leverage on operating expenses primarily achieved through the realization of synergies, and improved contribution from our proprietary credit card operations."

Mr. Martin continued, "Appropriate merger, restructuring, and integration and other charges primarily related to the Saks
Holdings transaction have been recorded in the third quarter, and our resulting balance sheet is well-structured."

Saks Incorporated consummated the purchase of 14 store locations, along with certain inventory and accounts receivable, from
Dillard's, Inc. on October 2, 1998. Immediately following the closing of the transaction, the stores were converted into the Company's stores and began operating under the following nameplates: Proffitt's (6 stores); Parisian (5 stores); McRae's (1 store); Younkers (1 store); and Herberger's (1 store). This transaction is being accounted for as a purchase. The Company will acquire a 15th store, a Dillard's store in Baton Rouge, Louisiana, on December 1, 1998, which will be operated as a Parisian store. These stores added 2.6 million square feet to the Company's existing square footage base (prior to SHI), representing an 11%
increase.   Consistent with purchase accounting practices, the
Company's historical financial statements have not been restated to include the operations of these stores; however, the forward-looking financial information below reflects the addition of these units.

During the third quarter, the Company opened a 45,000 square foot Herberger's store in Missoula, Montana and completed a 47,000 square foot expansion of the Herberger's Kearney, Nebraska store. The Company also completed expansions totaling 110,000 square feet to Parisian units in Montgomery and Florence, Alabama. On November 12, the Company opened an 100,000 square foot Saks Fifth Avenue Full-Line store in Tampa, Florida. Later this month, a 50,000 square foot Saks Fifth Avenue Resort store will open in Palm Desert, California, and in December, a 38,000 square foot Saks Fifth Avenue Main Street store will open in Pasadena, California.

Mr. Martin commented, "The addition of the fifteen former Dillard's locations and the acquisition of Brody's earlier this year, along with new unit construction and expansion throughout the year, will add approximately 3.2 million square feet to our existing department store base, representing incremental growth of 13% prior to Saks Holdings. This expansion performance is more than double the rate of quality annual square footage growth we have targeted and certainly demonstrates the growth opportunities available to our business. To date, we have committed to add 1.2 million square feet of store space across our various store formats in 1999, and we continue to negotiate for other growth opportunities that meet our financial and strategic criteria."

Management reiterated its comfort with expected cost and growth synergies related to the SHI merger of approximately $10 million to $12 million in 1998, approximately $60 million to $70 million in 1999, and approximately $75 million to $85 million in 2000. The operating synergies include consolidation of certain back office and administrative functions, elimination of duplicate corporate expenses, realization of scale economies and purchasing power, and the implementation of best practices. Targeted areas for synergies include proprietary credit card administration, distribution and logistics, information technology, telecommunications, supply and services purchasing, media purchasing, private brand development and sourcing, and interest savings related to refinancing activities.

Mr. Martin noted, "The synergy process related to the Saks Holdings merger is progressing on schedule. I am quite pleased with the smooth integration of our businesses while maintaining focus on our customers and on executing our operating plans. Throughout this process, the cost savings that have been identified are consistent with our initial estimates."

The Company is also releasing certain additional forward-looking information primarily relating to the fourth quarter of 1998 and 1999 that is attached hereto under the caption "Forward-looking
Information for 1998 and 1999."

Saks Incorporated operates over 340 department stores and four free-standing furniture stores under the names of Saks Fifth Avenue, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, Boston Store, and Off 5th. The Company also operates two direct mail businesses, Folio and Bullock & Jones.


Forward-looking Information for 1998 and 1999
Saks Incorporated
As of  November 17, 1998


The following 1998 and 1999 information, as well as certain of the information presented in the attached press release that addresses future results or expectations, is considered "forward-looking" information within the definition of the Federal securities laws. The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company; the competitive pricing environment within the department and specialty store industries; the effectiveness of planned advertising, marketing, and promotional campaigns; appropriate inventory management; realization of planned synergies; effective cost containment; and solution of Year 2000 systems issues by the Company and its suppliers. For additional information regarding these and other risk factors, please refer to the Company's public filings with the Securities and Exchange Commission, which may be accessed via EDGAR through the internet at www.sec.gov.

For the combined business, management is comfortable with estimated revenues in the $2.0 billion to $2.1 billion range for the fourth
quarter of 1998, in the $6.2 billion to $6.3     billion range for
1998, and in the $6.6 billion to $7.0 billion range for 1999.
Based on these revenue ranges, management believes a reasonable
earnings target is between $142   million and $146 million, or $.96
and $.97 per diluted share, in the fourth quarter of 1998; between $238 million and $243 million, or $1.63 and $1.65 per diluted share, for the full year of 1998; and between $330 million and $340 million, or $2.20 and $2.25 per diluted share, for 1999. These earnings per share targets are before certain charges which could include: restructuring and integration charges related to the SHI merger and to prior mergers; gains (losses) from long-lived assets; Year 2000 charges; extraordinary loss on extinguishment of debt; charges associated with closed stores; and other merger-related write-offs and accruals. Estimates of these future charges are discussed below. Management's major assumptions in reaching these earnings per share targets include:

* Moderate comparable store sales growth.
* Consideration of planned store openings, expansions, and renovations.
* An annualized fully costed gross margin percent in 1998 of approximately 35.5% to 36.1% (gross margin for the combined Company for 1997 was 35.2%).
* Achieving continued leverage of SG&A expenses due to economies of scale and the successful implementation of targeted synergies and best practices (SG&A for the combined Company was 20.3% of sales in 1997). Finance charge income generated from the Company's proprietary credit cards, netted against the finance charges allocated to the third party purchasers of these accounts, is now included as a reduction in SG&A expense.
* Annual depreciation charges (excluding goodwill amortization) totaling approximately $144 million to $147 million for 1998. Capital expenditures for the combined Company are expected to total approximately $400 million in 1998, which includes approximately $40 million of expenditures for the purchase of properties that were previously managed under operating lease arrangements. This capital expenditure number does not include the purchase price for the acquisition of Brody's (3/98), Bullock & Jones (7/98), the Dillard's stores (10/98 and 12/98), or three former Montgomery Ward stores (11/98).
* Goodwill amortization of approximately $12 million for 1998. Goodwill has been recorded primarily as a result of the acquisitions of McRae's (1994), Parisian (1996), Brody's (1998), Bullock & Jones (1998), and the 14 stores from Dillard's (1998) and is being amortized over periods of 20 to 40 years.
* Interest expense of approximately $112 million to $116 million for 1998 based on assumed financing levels and current interest rates.
* Finance charges allocated to the third party purchasers of the Company's proprietary accounts receivable of approximately $68 million to $70 million.
* Average diluted shares outstanding of approximately 146 million to 147 million for 1998 and approximately 150 million to 152 million for 1999.

Diluted earnings per share for the combined Company (on a restated basis to include SHI and before certain charges) were $.21 for the first quarter of 1998, $.08 for the second quarter, and $.37 for the third quarter. Management believes a reasonable estimate for diluted EPS (before certain charges) would be between $.96 and $.97 for the fourth quarter and between $1.63 and $1.65 for the full year of 1998. This compares to 1997 diluted earnings per share by quarter (on a restated basis to include SHI and before certain charges) of $.16, $.03, $.27, and $.77 for the first, second, third, and fourth quarters, respectively, and $1.24 for the year.

In the fourth quarter of 1998, the Company expects to incur approximately $11 million in after-tax charges, principally non-cash and primarily related to the extinguishment of SHI's convertible debt and conforming employee benefits of acquired businesses to those of the Company. In 1999, the Company expects to incur approximately $25 million in after-tax charges
(approximately $19 million of cash charges and $6 million of non-cash charges) primarily related to systems conversions for SHI and other acquired companies. In addition, the Company will be reviewing the financial performance of two to seven SHI stores where the Company's established investment return criteria are not being met. The Company could incur charges, primarily non-cash, if any of these units are closed. The Company also expects to incur additional after-tax Year 2000 costs of approximately $.5 million in the fourth quarter of 1998 and approximately $1.5 million in 1999.

                               ####